Exhibit 4.1

2Catalyze, Inc.

SECOND AMENDED 2008 STOCK OPTION PLAN

September 6, 2008

2Catalyze, Inc.

SECOND AMENDED 2008 STOCK OPTION PLAN

ARTICLE 1.

PURPOSE AND ADMINISTRATION

1.1. Purpose of the Plan

The purpose of this Plan is to advance the interests of the Corporation by

•	providing Eligible Persons with additional incentive;

•	increasing the proprietary interest of Eligible Persons in the success of the Corporation;

•	encouraging Eligible Persons to remain with the Corporation; and

•	attracting new employees, officers, Directors and Consultants.

1.2. Definitions

For the purposes of this Plan, the terms set out in the attached Schedule of Definitions will have the meanings set out in that schedule.

1.3. Administration by the Board of Directors

This Plan will be administered by the Board. All of the powers exercisable hereunder by the Board may, to the extent permitted by applicable law and as determined by resolution of the Directors, be exercised by a committee of the Directors, in which case all references to the term “Board” will be deemed to be references to the committee. The Board will have full authority to administer this plan including the authority to interpret and construe any provision of this plan and to adopt, amend and rescind such rules and regulations for administering this plan as the Board may deem necessary in order to comply with the requirements of this plan. All actions taken and all interpretations and determinations made by the Board in good faith will be final and conclusive and will be binding on the Eligible Persons and the Corporation. No member of the Board will be personally liable for any action taken or determination or interpretation made in good faith in connection with this plan and all members of the Board will, in addition to their rights as Directors, be fully protected, indemnified and held harmless by the Corporation with respect to any such action taken or determination or interpretation made. The appropriate officers of the Corporation are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of this plan and of the rules and regulations established for administering this plan. All costs incurred in connection with administration of this plan will be for the account of the Corporation.

1.4. Authority of the Board of Directors

Subject to this Plan, the Board has the authority to:

•	grant Options to Eligible Persons;

•	determine the Eligible Persons to whom Options may be granted;

•

determine the terms of Option grants, including any limitations, restrictions and conditions upon those grants, which terms need not be identical including, without limitation, the exercise price of Options, the time or times at which Options may be granted, and the time or times at which each Option may be exercisable and the duration of the exercise period;

•	issue Shares upon the exercise of Options;

•	effect any repurchase of Shares, Options or other rights contemplated by this Plan;

•

lower the exercise price of an Option after it has been granted, cancel an Option in exchange for a new Option or security, or take any other action that would be considered repricing of an Option under GAAP;

•

interpret this Plan and adopt, amend or rescind any administrative guideline and other rule or Regulation relating to this Plan as it may from time to time consider advisable, subject to any required approval by an applicable regulatory authority; and

•	make all other determinations and take all other actions in connection with the implementation and administration of this Plan as it may consider necessary or advisable.

The Board’s guidelines, rules, Regulations, interpretations and determinations will be conclusive and binding upon all parties.

1.5. Shares Reserved

The Corporation hereby reserves an aggregate of 7,854,898 Common Shares (the “Shares”), for issuance under this Plan. No Option may be granted if such grant would have the effect of causing the total number of Shares subject to Options to exceed the above-noted total number of Shares reserved for issuance pursuant to the exercise of Options. Subject to applicable law and any shareholder or other approval which may be required including pursuant to the Shareholders’ Agreement, the Board may, in its discretion ,amend the Plan to increase such number of Shares without notice to any Optionees. Any Share subject to an Option that, for any reason, has been cancelled or terminated without having been exercised, will again be available under this Plan.

1.6. Restrictions on Issuances

The following restrictions shall apply to this Plan:

1.6.1. the number of Shares reserved for issuance pursuant to Options granted to Related Persons may not exceed 12.5% of the Outstanding Issue;

1.6.2. Related Persons may not, within a 12 month period, be issued a number of Shares under the Plan exceeding 12.5% of the Outstanding Issue;

1.6.3. any one Related Person and that Related Person’s Associates may not, within a one-year period, be issued a number of Shares under the Plan exceeding 12.5% of the Outstanding Issue; and

1.6.4. the number of Shares reserved for issuance to any one Related Persons pursuant to Options within a 12 month period must not exceed 12.5% of the Outstanding Issue.

1.7. Ceasing to be an Eligible Person

1.7.1. A Participant will cease to be an Eligible Person on the earliest of:

1.7.1.1 the end of the notice period if the Corporation gives the Participant notice of termination of employment or the Participant gives the Corporation notice of resignation and the Participant continues to work during the notice period;

1.7.1.2 the date on which the Corporation gives the Participant notice of termination of employment (with or without cause) and not the date on which any period of notice of termination, (whether statutory, common law or contractual) expires, if the Participant does not work during the notice period;

1.7.1.3 the date on which the Participant gives the Corporation notice of resignation, if the Participant does not work during the notice period;

1.7.1.4 the date of the Participant’s retirement;

1.7.1.5 the date of the Participant’s death;

1.7.1.6 the date of the Participant’s Disability;

1.7.1.7 the date on which the Participant otherwise fails to meet the criteria set out under the definition of an Eligible Person; and

1.7.1.8 in any other case, the actual date on which both the Participant and the Corporation had actual notice that the Participant’s employment would cease on a particular date.

For greater certainty, the above dates will apply whether or not the Participant receives or is entitled to receive any payment in lieu of notice,

1.7.2. A Consultant will cease to be an Eligible Person on the earliest of:

1.7.2.1 the expiration of the Consultant’s written contract with the Corporation or any Affiliate of the Corporation; or

1.7.2.2 the termination by the Corporation or its Affiliates, as applicable, of the Consultant’s contract with the Corporation or any Affiliate of the Corporation whether with or without cause.

ARTICLE 2.

FAIR VALUE

2.1. Fair Value

2.1.1. So long as the Corporation is not a Public Company, the Board will, at least annually, determine the fair market value of the Shares at that time, which fair market value will be the “Fair Value” for the purposes of this Plan. The Board may consider any evidence that it determines to be helpful to it in determining Fair Value. The Board may determine a new Fair Value from time to time as is reasonably warranted by the circumstances.

2.1.2. If the Corporation is a Public Company, “Fair Value” for the purposes of this Plan will be equal to the weighted average of the closing prices of the Shares on The Toronto Stock Exchange or other relevant stock exchange (as determined by the Board) for the five trading days ending on the last trading date preceding the date on which the calculation of Fair Value is to be made.

ARTICLE 3.

GRANTS OF OPTIONS

3.1. Grants

3.1.1. The Board may grant Options to Eligible Persons. An Eligible Person may receive Options on more than one occasion under this Plan and may receive differing Options on any one occasion.

3.1.2. If the Corporation is a Public Company, the Chief Executive Officer and the Chief Financial Officer of the Corporation and any other officer of the Corporation designated by the Board (each, a “Designated Officer”) is authorized to grant Options from time to time to Eligible Persons between meetings of the Board, subject to the ratification and approval of those grants by the Board at its next meeting; provided that those grants are otherwise made in accordance with the terms of the Plan and any guidelines set out by the Board. Any grants of Options that are not in accordance with those guidelines (but are otherwise in accordance with the terms of the Plan) may be made by a Designated Officer between meetings of the Board, subject to the approval of the Chair of the committee of the Board appointed to administer the Plan and the ratification and approval of those grants by the Board, at its next meeting. In all circumstances, the exercise price of Options granted in this manner will be established on the date of grant by the Designated Officer, in accordance with section 3.3 of the Plan.

3.2. Option Term

3.2.1. Options granted must be exercised within such period of time as shall be determined by the Board, provided that no Option may be exercised later than Seven (7) years after the date of grant (or within any lesser period that the applicable grant, this Plan, Regulations or any applicable regulatory authority may require). No Option may be exercised after its stated expiration.

3.2.2. The Board will determine when any Option will become exercisable and may determine that an Option will be exercisable in instalments. If not otherwise determined by the Board, Options will vest as to 25% of the Options on the first anniversary of the grant and thereafter as to 2.08% of the Options on the last day of each monthly period thereafter until such time as the total number of Options shall cease to vest on the Termination Date. Options shall have vested, subject to the Participant’s continuing to be an Eligible Person.

3.2.3. If a Participant ceases to be an Eligible Person as a result of:

3.2.3.1. the termination of the Participant’s employment or engagement by the Corporation without cause;

3.2.3.2. the retirement of the Participant;

3.2.3.3. the resignation of the Participant; or

3.2.3.4. the expiration of a Consultant’s contract,

each Option held by the Participant which has vested on or prior to the Termination Date will cease to be exercisable ninety (90) days after the Termination Date unless otherwise determined by the Board.

3.2.4. If a Participant ceases to be an Eligible Person as a result of the termination of the Participant’s employment or engagement by the Corporation for cause, each Option held by the Participant which has vested on or prior to the Termination Date will cease to be exercisable immediately upon the Corporation’s notice of termination, unless otherwise determined by the Board.

3.2.5. On the death of the Participant, the Participant or the legal representatives of the Participant, as the case may be, may exercise the Participant’s Options pursuant to section 4.1 within 180 days after the date of the Participant’s death, but only to the extent that the Options were, by their terms, vested on the date of death.

3.2.6. On the Disability of the Participant, the Participant may exercise the Participant’s Options, pursuant to Section 4.1 at any time up to the end of the time prescribed by Section 3.2.1, but only to the extent that the Options were, by their terms, vested on the date of Disability.

3.2.7. Effective the Termination Date, any portion of an Option that has not vested on or prior to the Termination Date will no longer be exercisable.

3.2.8. Leave of absence—In the event a Participant takes an approved leave of absence (whether with or without pay), for more than thirty (30) days, but where the Participant returns to its employment, the vesting of the Options shall be deferred by the length of the absence (i.e. tolled), but the term of the Options will not be extended.

3.2.9. Notwithstanding the provisions of Sections 3.2.3 to 3.2.8 inclusive, the Board may, in its discretion, at any time prior to or following the events contemplated in such sections, permit the exercise of any or all Options held by the Participant in the manner and on the terms authorized by the Board, provided that the Board will not, in any case, authorize the exercise of an Option pursuant to this section beyond the expiration of the term of exercise of the particular Option as contemplated in the Option Agreement in respect of such Option.

3.3. Option Exercise Price

3.3.1. If the Corporation is not a Public Company, the Board will establish the exercise price of an Option at the Fair Value when the Option is granted.

3.3.2. If the Corporation is a Public Company, the Board will, in accordance with Applicable Rules, establish the exercise price of an Option when each Option is granted on the basis of the closing market price of the Shares on The Toronto Stock Exchange or other relevant stock exchange (as determined by the Board) on the last trading date preceding the date of the grant. If there is no trading on that date, the exercise price will be the average of the bid and ask on the last trading date preceding the date of the grant.

3.4. Option Agreement

Every Participant will, as a pre-condition to any entitlement to any Shares, execute and be bound by the Option Agreement substantially in the form set out in Schedule “A”. Any one officer of the Corporation is authorized and empowered to execute and deliver, for and on behalf of the Corporation, an Option Agreement to each Participant.

3.5. Prohibition on Transfer or Pledge of Options

Options are personal to the Participant. No Participant may deal with any Options or any interest in them or Transfer any Options except in accordance with this Plan. A purported Transfer of any Options in violation of this Plan will not be valid and the Corporation will not issue any Share upon the attempted exercise of those Options. Subject to Applicable Rules, the Board may establish rules, regulations and procedures permitting the Transfer of Options in circumstances and on terms determined by the Board, including but not limited to the Transfer of Options to Related Persons if permitted under the Applicable Rules.

3.6. Amendment of Option Terms

With the consent of the affected Participant, the Board may amend or modify any outstanding Option in any manner to the extent that the Board would have had the initial authority to grant the Option as so modified or amended, including without limitation, to change the date or the price at which an Option becomes exercisable, subject to any required approval by an applicable regulatory authority.

ARTICLE 4.

EXERCISE OF OPTIONS

4.1. Payment of Option Price

The purchase price of each Share purchased under an Option shall, at the option of the Participant, be by bank draft or certified cheque. Upon receipt of payment in full, but subject to this Plan, the number of Shares in respect of which the Option is exercised will be issued as fully paid and non-assessable.

4.2 Shareholders Agreements and Voting Agreements

Each Participant must, at the time of and as a condition to the exercising an Option, sign and deliver all such documents relating to the granting or exercise of Options which the Corporation deems necessary or desirable including, without limitation, a Voting Trust Agreement in substantially the form attached hereto as Schedule “B” or in such other form as required by the Board and/or any assumption agreement relating to any voting or shareholders agreement in effect among all or any of the shareholders and/or optionholders of the Corporation from time to time.

ARTICLE 5

GENERAL

5.1 Merger or Sale

If there is:

5.1.1 a consolidation or merger in which the Corporation is not the surviving corporation, or that results in the acquisition of substantially all of the Corporation’s outstanding Shares by a single person, entity or group of persons or entities acting in concert (a “combination”);

5.1.2 the sale or transfer of all or substantially all of the assets of the Corporation; or

5.1.3 a reorganization or liquidation of the Corporation, the Board, or the Board of any corporation assuming the obligations of the Corporation, will, having regard to its fiduciary duties and the best interests of the Corporation, as to outstanding Options either:

5.1.4 provide that the Options are assumed, or rights equivalent to the Options are substituted, by the acquiring or succeeding corporation (or an affiliate);

5.1.5 upon written notice to Participants, provide that all unexercised Options (both vested and unvested) will terminate immediately prior to the consummation of the merger, consolidation, acquisition, reorganization, liquidation, sale or transfer unless those Options which have vested are exercised by respective Participants within a specified number of days following the date of the notice;

5.1.6 in case of a combination under the terms of which holders of Shares will receive cash and/or other consideration for each Share surrendered in the combination, provide for the delivery to each Participant of the cash and/or other consideration that the Participant would have received had the Participant exercised all of the Participant’s outstanding vested Options immediately prior to the combination (less the amount the Participant would have been required to pay to the Corporation on that exercise, in cash and/or in a portion of any other consideration having a fair value equal to the amount), in exchange for the termination of all of the Participant’s vested and unvested Options; or

5.1.7 take such other actions and combinations of the foregoing actions as it deems fair and reasonable under the circumstances.

In any case, the Board may, in its discretion, advance any waiting, vesting or instalment period and exercise date.

5.2 Substitute Options

The Corporation may grant Options under the Plan in substitution for options held by employees or directors or consultants of another corporation who become Eligible Persons as the result of a merger or consolidation of the employing corporation with the Corporation, or as a result of the acquisition by the Corporation of property or securities of the employing corporation. The Corporation may direct that substitute Options be granted on terms and conditions that the Board considers appropriate in the circumstances and subject to Applicable Rules.

5.3 Notation on Share Certificates

So long as the Corporation is not a Public Company, all Share certificates issued subsequently will have the following statement conspicuously noted on them:

“There are restrictions on the right to transfer the shares represented by this certificate as set out in the Second Amended 2008 2Catalyze, Inc. Stock Option Plan, as the same may be amended from time to time, and the provisions of the shareholders’ agreement of 2Catalyze, Inc. amongst 2Catalyze, Inc. and its shareholders, as the same may be amended from time to time, and such shares may not be pledged, sold or otherwise transferred except in accordance with that the Second Amended 2008 2Catalyze, Inc. Stock Option Plan and 2Catalyze, Inc.’s shareholders’ agreement.”

5.4 Beneficial Ownership

Notwithstanding the deposit of the Shares with the Corporation, the Shares will continue to be beneficially owned by the Participant in respect of whom the Shares were issued. The Corporation will hold the Shares as custodian for that Participant in accordance with this Agreement, and that Participant will, except as otherwise expressly provided in this Agreement, continue to enjoy all the rights of beneficial ownership relating to the Shares.

5.5 Dividends, Changes in Shares, etc.

5.5.1. If the Corporation receives any certificates for securities issued by way of stock split or stock dividend upon or in exchange for any Shares held by it under this Agreement, the Corporation will hold the certificates in accordance with the terms of this Agreement or any other agreement entered into by a Participant pursuant to Section 4.2.

5.5.2. All cash dividends and all other monies that may become due and payable to the Participant, whether by reason of dissolution, liquidation, disposition or otherwise, will be paid directly to the Participant, according to their respective interests as shown on the securities register of the Corporation.

5.6. Capital Adjustments

If there is any change in the outstanding Shares by reason of a stock dividend or split, recapitalization, consolidation, combination or exchange of shares, or other fundamental corporate change, other than the issuance of Shares by the Corporation for consideration, the Board will, subject to any prior approval required of any applicable regulatory authority, make an appropriate substitution or adjustment in

5.6.1. the exercise price of any unexercised Options;

5.6.2. the number or kind of Shares reserved for issuance pursuant to this Plan; or

5.6.3. the number and kind of Shares subject to unexercised Options previously granted and in the exercise price of those unexercised Options;

provided, however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional Shares. The determination of the Board, as to any adjustment or as to there being no need for adjustment, will be final and binding on all parties.

The existence of any Options does not affect in any way the right or power of the Corporation or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, Common Shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this section would have an adverse effect on this Plan or any Option granted hereunder.

5.7 No Special Employment Rights

Nothing contained in the Plan or in any Option will confer upon any Participant any right with respect to the continuation of the Participant’s employment by the Corporation or interfere in any way with the right of the Corporation at any time to terminate that employment or to increase or decrease the compensation of the Participant.

5.8. Other Employee Benefits

The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or the sale of Shares received upon an exercise of an Option will not constitute compensation with respect to which any other employee benefits of that Participant are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board.

5.9. Non-Exclusivity

Nothing contained in this Plan will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Eligible Person or Participant, subject to any required regulatory or shareholder approval.

5.10. Authorization of Sub-Plans

The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub plans by adopting supplements to this Plan containing (a) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (b) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

5.11. Amendment and Termination

6.8.1. The Board may amend, suspend or terminate this Plan or any portion of it at any time in accordance with applicable legislation, and subject to any required regulatory, shareholder approval and subject to the provisions of the Shareholders’ Agreement.

5.11.2. Subject to section 3.4 and 5.11.1 hereof, no amendment, suspension or termination may, without the consent of the affected Participant, alter or impair any Option, or any right pursuant to an Option, granted previously to any Participant.

5.11.3. If this Plan is terminated, the provisions of this Plan, the Regulations and any administrative guidelines and other rules adopted by the Board and in force when this Plan is terminated, will continue in effect as long as any Option, or any right pursuant to an Option, remains outstanding. However, notwithstanding the termination of this Plan, the Board may make any amendments to this Plan, or to any outstanding Option, that it would be entitled to make if this Plan were still in effect.

5.12. Compliance with Applicable Legislation and Other Requirements

5.12.1. The Corporation is not obligated by this Plan or any grant under it to, and will not, take any action required, permitted or otherwise contemplated by this Plan except in accordance with Applicable Rules. The Board may postpone or adjust any exercise of any Option or the issue of any Shares pursuant to this Plan or refrain from taking any action or exercising any right required, permitted or contemplated by the Plan as the Board in its discretion may deem necessary in order to permit the Corporation to ensure compliance of this Plan or the issuance of Shares pursuant to it with Applicable Rules.

5.12.2. If the Shares are listed on a stock exchange, the Corporation will have no obligation to issue any Shares pursuant to this Plan unless the Shares have been duly listed, upon official notice of issuance, on that stock exchange.

5.12.3. If Applicable Rules prevent the exercise of an Option or the issue of a Share, the Board may, in addition to the rights referred to above, choose to address the economic value of a Participant’s rights in whatever manner it deems to be reasonable in the circumstances, and action taken by the Corporation in consequence of that determination will be deemed to have satisfied the Corporation’s obligations as they would otherwise have existed.

5.12.4. Neither the Options which may be granted pursuant to the provisions of the Plan nor the Shares which may be acquired pursuant to the exercise of Options have been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or under any securities law of any state of the United States of America. Accordingly, any Participant who is a U.S. citizen or resident and is issued Shares or granted an Option in a transaction which is subject to the U.S. Securities Act or the securities laws of any state of the United States of America may be required to represent, warrant, acknowledge and agree that:

(a) the Participant is acquiring the Option and/or any Shares as principal and for he account of the Participant;

(b) in granting the Option and/or issuing the Shares to the Participant, the Corporation is relying on the representations and warranties of the Participant to support the conclusion of the Corporation that the granting of the Option and/or the issue of Shares do not require registration under the U.S. Securities Act or to be qualified under the securities laws of any state of the United States of America;

(c) each certificate representing Shares issued may be required to have the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATIONS UNDER THE U.S. SECURITIES ACT, (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (D) IN COMPLIANCE WITH CERTAIN OTHER PROCEDURES SATISFACTORY TO THE CORPORATION.”

provided that if such Shares are being sold outside the United States of America in compliance with the requirements of Rule 904 of Regulation S under the U.S. Securities Act, and in compliance with applicable local laws and regulations, the foregoing legend may be removed by providing a declaration addressed to the Corporation and the registrar and transfer agent for the Shares to the following effect:

“The undersigned (a) acknowledges that the sale of the              Shares, represented by certificate numbers                     , to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and (b) certifies that (1) it is not an “affiliate” (as defined in Rule 405 under the U.S. Securities Act) of the Corporation, (2) the offer of such Shares was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believe that the buyer was outside the United States or (b) the transaction was executed on or through facilities of The Toronto Stock Exchange and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States, and (3) neither the seller nor any person acting on its behalf engaged in any directed selling efforts in connection with the offer and sale of such Shares. Terms used herein have the meanings given to them by Regulation S”

and provided further that if such Shares are being sold pursuant to an exemption from registration under the U.S. Securities Act provided by Rule 144 thereunder, the foregoing legend may be removed by delivery to the registrar and transfer agent for the Shares of an opinion of counsel, of recognized standing reasonably satisfactory to the Corporation, to the effect that such legend is no longer required under applicable requirement of the U.S. Securities Act or state securities laws;

(d) other than as contemplated by Subsection 4.03(c) hereof, prior to making any disposition of any Shares acquired pursuant to the Plan which might be subject to the registration requirements of the U.S. Securities Act, the Participant shall give written notice to the Corporation describing the manner of the proposed disposition and containing such other information as is necessary to enable counsel for the Corporation to determine whether registration under the U.S. Securities Act or qualification under any securities laws of any state of the United States of America is required in connection with the proposed disposition and whether the proposed disposition is otherwise in compliance with such legislation and the regulations thereto;

(e) other than as contemplated by Subsection 4.03(c) hereof, the Participant will not attempt to effect any disposition of the Shares owned by the Participant and acquired pursuant to the Plan or of any interest therein which might be subject to the registration requirements of the U.S. Securities Act in the absence of an effective registration statement relating thereto under the U.S. Securities Act or an opinion of counsel satisfactory in form and substance to counsel for the Corporation that such disposition would not constitute a violation of the U.S. Securities Act and then will only dispose of such Shares in the manner so proposed;

(f)	the Corporation may place a notation on the records of the Corporation to the effect that none of the Shares acquired by the Participant pursuant to the Plan shall be transferred unless the provisions of the Plan and the Shareholders’ Agreement have been complied with; and

(g)	the effect of these restrictions on the disposition of the Shares acquired by the Participant pursuant to the Plan is such that the Participant may not be able to sell or otherwise dispose of such Shares for a considerable length of time in a transaction which is subject to the provisions of the U.S. Securities Act other than as contemplated by Subsection (c) hereof.

5.13. Rights as a Shareholder

No Participant shall have any rights as a shareholder of the Corporation with respect to any Shares that are the subject of an Option. No Participant shall be entitled to receive, and no adjustment shall be made for, any dividends, distributions or other rights declared for shareholders of the Corporation for which the record date is prior to the date of exercise of any Option.

5.14. No Representation or Warranty

The Corporation makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of this Plan.

5.15. Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment nor a commitment on the part of the Corporation to ensure the continued employment of such Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Shares. The Corporation does not assume responsibility for the income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

5.16. Compliance with Applicable Law

If any provision of this Plan or any Option contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith.

5.17. Withholding Taxes

The exercise of each Option granted under this Plan is subject to the condition that if at any time the Corporation determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Corporation. In such circumstances, the Corporation may require that a Participant pay to the Corporation, in addition to and in the same manner as the Exercise Price for the Shares, such amount as the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the Option. Any such additional payment is due no later than the date as of which any amount with respect to the Option exercised first becomes includable in the gross income of the Participant for tax purposes.

5.18. Rights of Participant/Optionee

No Participant has any claim or right to be granted an Option (including, without limitation, an Option granted in substitution for any Option that has expired pursuant to the terms of this Plan), and the granting of any Option is not to be construed as giving a Participant a right to remain in the employ of the Corporation or any Affiliate. No Participant has any rights as a shareholder of the Corporation in respect of Shares issuable on the exercise of rights to acquire Shares under any Option until the allotment and issuance to the Participant of certificates representing such Shares.

5.19. Indemnification

Every Director will at all times be indemnified and saved harmless by the Corporation from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such Director may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the Director, otherwise than by the Corporation, for or in respect of any act done or omitted by the Director in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgement rendered therein.

5.21. Governing Law

This Plan is to be governed by and construed in accordance with the laws of the Province of Ontario, Canada.

5.22. Effective Date

This Plan is effective as of September 6, 2008.

2Catalyze, Inc.

SECOND AMENDED 2008 STOCK OPTION PLAN

REGULATIONS

1.	In these Regulations, words defined in the Plan and not otherwise defined in these Regulations will have the same meaning as set out in the Plan.

2.	The date of a Participant’s Disability will be the last day of the applicable period during which the Participant is able to fulfill the Participant’s obligations to the Corporation.

3.	If the legal representative of a Participant who has died purports to exercise any Options of the Participant, the Corporation will have no obligation to issue the Shares until evidence satisfactory to the Corporation has been provided that the legal representative is entitled to exercise the Options.

4.	No fractional Share may be issued and the Board may determine the manner in which fractional Share value will be treated.

5.	Not less than 100 Shares subject to Options may be purchased by a Participant at any one time except where the remainder totals less than 100.

6.	Options granted to Directors of the Corporation must be approved by the Chair of the Compensation Committee, should one exist.

7.	Options granted to the Chair of the Compensation Committee, should one exist, must be approved by the rest of the Compensation Committee, should one exist.

2Catalyze, Inc.

SECOND AMENDED 2008 STOCK OPTION PLAN

SCHEDULE OF DEFINITIONS

For the purposes of this Plan, the following terms will have the following meanings:

1.	“Affiliate” means any entity that is an affiliate of the Corporation as defined under the Business Corporations Act (Ontario).

2.	“Applicable Rules” means the securities laws of any applicable jurisdiction or the rules applicable to any stock exchange or quotation system on which the Corporation’s Shares are listed or quoted or on which the Corporation wishes to list or quote its Shares, including any required prior regulatory or shareholder consent;

3.	“Associate” has the meaning given to that term in the Securities Act (Ontario);

4.	“Board” means the Board of Directors of the Corporation or a committee of the Board of Directors appointed in accordance with the Plan;

5.	“Business Day” means any day other than a statutory holiday in the Province of Ontario, Canada;

6.	“Consultant” means an individual that:

6.1.	is engaged to provide on a bona fide basis consulting, technical, management or other services to the Corporation or an Affiliate under a written contract between the Corporation or the Affiliate and the individual, or a company or partnership of which that individual is an employee, shareholder or partner; and

6.2.	in the reasonable opinion of the Corporation, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate;

7.	“Corporation” means 2Catalyze, Inc. and, except where the context otherwise requires, the term “Corporation” includes Affiliates of the Corporation;

8.	“Director” means a member of the board of directors of the Corporation;

9.	“Disability” either

9.1.	has the meaning given to that term in any written employment or consulting agreement between the Corporation and the Eligible Person or in any written employment policy, manual or insurance policy of the Corporation, or

9.2.	if there is no applicable written definition of this term, means the mental or physical state of the Eligible Person resulting in the Eligible Person being unable as a result of illness, disease, mental or physical disability or similar cause, as determined by a legally qualified medical practitioner selected by the Corporation, to fulfill the Eligible Person’s obligations to the Corporation either for any consecutive 180-day period or for any period of 180 days (whether or not consecutive) in any consecutive 365-day period;

10.	“Eligible Person”, subject to the Regulations and to all applicable law, means any employee, officer, director (other than a director who is a nominee of an investor of the Corporation, but including a corporation all of the voting stock of which is controlled by the employee, officer or director, as the case may be) or Consultant of the Corporation or any Affiliate of the Corporation (and includes any of these persons who are on an approved leave of absence authorized by the Board or the board of directors of any Affiliate), or who is a person, or belongs to a class of person, designated as an “Eligible Person” by the Board;

11.	“Fair Value” has the meaning given to that term in section 2.1;

12.	“OSC Rule” means Ontario Securities Commission Rule 45-503—Trades to Employees, Executives and Consultants, as may be amended from time to time;

13.	“Option” means a right granted to an Eligible Person to purchase Shares of the Corporation on the terms of this Plan;

14.	“Outstanding Issue” has the meaning given to that term in the OSC Rule;

15.	“Participant” means an Eligible Person to whom an Option has been granted;

16.	“Participant Family Law Application” means that an application or proceeding is brought under the Family Law Act (Ontario) by a Participant or the spouse or former spouse of a Participant to determine the entitlement of the Participant or the spouse or former spouse to the net family property of the Participant;

17.	“Plan” means this Second Amended 2008 Stock Option Plan;

18.	“Public Company” means a corporation any portion of the shares of which is freely tradeable to and between members of the public without the requirement of filing a prospectus or similar document and the shares of which are traded on a published market (being any market on which shares are traded if the prices at which they have been traded on that market are regularly published in a newspaper or business or financial publication of general and regular paid circulation);

19.	“Purchase” means a purchase by the Corporation, or by a Participant selected by the Corporation, or by an Offeror, of Shares or Options;

20.	“Regulations” means the regulations made pursuant to this Plan, as the same may be amended from time to time;

21.	“Related Person” has the meaning given to that term in the OSC Rule;

22.	“Share” means a common share of the Corporation;

23.	“Termination Date” means the date on which a Participant ceases to be an Eligible Person;

24.	“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, hypothecation, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership passes from one person to another, or to the same person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing; and

Schedule A—Form Of Option Agreement

2Catalyze, Inc.

SECOND AMENDED 2008 STOCK OPTION PLAN

This Option Agreement is entered into between 2Catalyze, Inc. (the “Corporation”) and the Optionholder named below pursuant to the 2Catalyze, Inc. Second Amended 2008 Stock Option Plan (the “Plan”), a copy of which is attached hereto, and confirms that:

on                              (the “Grant Date”);

                              (the “Optionholder”);

was granted a non-assignable option to purchase                  Common Shares of the Corporation (the “Options”), exercisable as to 25% of the Options on the first anniversary of              (the “Start Date”), and thereafter as to 2.08% of the Options on the last day of each monthly period thereafter until such time as the total number of Options shall have vested;

at a price of $0.57 per Common Share; and

for a term expiring at 5:00 p.m., on             , 2016;

all on the terms and subject to the conditions set out in the Plan. By signing this agreement, the Optionholder acknowledges that he or she has read and understands the Plan and agrees and accepts all the provisions thereof. Capitalized terms used herein, unless expressly defined I a different manner, shall have the meanings ascribed thereto in the Plan.

The Optionholder acknowledges and agrees that as a condition to the exercise of each Option granted hereunder, the Optionholder shall be required to execute and deliver to the Corporation all such documents relating to the exercise of Options which the Corporation deems necessary or desirable including, without limitation, any voting agreement required by the Board and/or any assumption agreement relating to any voting or shareholders agreement in effect among all or any of the shareholders and/or optionholders of the Corporation from time to time. The Optionholder acknowledges that such agreements may provide for restrictions on transfers of Common Shares and provides for requirements to sell such Common Shares in certain circumstances.

Nothing in the Plan or in this Option Agreement will affect the Corporation’s right, or that of an Affiliate, to terminate the employment of, term of office of, or consulting agreement or arrangement with an Optionholder at any time for any reason whatsoever. Upon such termination, an Optionholder’s rights to exercise Options will be subject to restrictions and time limits for the exercise of Options. Complete details of such restrictions are set out in the Plan. Each notice relating to the Option, including the exercise thereof, must be in writing. All notices to the Corporation must be delivered personally or by prepaid registered mail and must be addressed to the President. All notices to the Optionholder will be addressed to the principal address of the Optionholder on file with the Corporation. Either the Corporation or the

Optionholder may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth business day following the date of mailing. Any notice given by either the Optionholder or the Corporation is not binding on the recipient thereof until received.

When the issuance of Common Shares on the exercise of the Option may, in the opinion of the Corporation, conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Corporation reserves the right to refuse to issue such Common Shares for so long as such conflict or inconsistency remains outstanding.

This Option Agreement has been made in and is to be construed under and in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

The Optionholder represents and warrants to the Corporation that he/she has not been induced to enter this Agreement either by the expectation of employment or continued employment with the Corporation or any Affiliate thereof.

IN WITNESS WHEREOF the Corporation and the Optionholder have executed this Option Agreement as of             , 200_.

2Catalyze, Inc.

By:

Name of Optionholder

Signature of Optionholder

Schedule B—Voting Trust Agreement

2Catalyze, Inc.

THIS AGREEMENT made as of the _ day of                 , 201_ by and between 2Catalyze, Inc. (the “Company”) and                  (the “Shareholder”).

WHEREAS the Company has issued common shares in the capital of the Company to and may in the future issue additional shares (collectively, the “Shares”) to the Shareholder;

AND WHEREAS the Company and the Shareholder wish to grant certain rights to the Chief Executive Officer (or Co-Chief Executive Officer) of the Corporation appointed from time to time, or such other person as designated under the terms of this Agreement (the “Officer”);

NOW THEREFORE in consideration of the foregoing and of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Term of Agreement

This Agreement shall take effect on the date hereof and shall remain in full force and effect until the earlier of: (a) the termination of this Agreement by written agreement; (b) the dissolution or bankruptcy of the Company or the Company’s assignment in bankruptcy; and (c) the completion of any distribution of any securities convertible of the Company to the public pursuant to a registration statement and/or prospectus or equivalent document registered or filed with applicable regulatory authorities resulting in a listing of such securities on The Toronto Stock Exchange, the New York Stock Exchange or the Nasdaq National Market.

2. Share Certificates Held in Trust

The certificates representing the Shares shall be held in trust by the Officer until the termination of this Agreement. Copies of the share certificates shall be provided to the Shareholder.

3. Power of Attorney

The Shareholder will deliver to the Officer an irrevocable power of attorney (the “Power of Attorney”) in the form annexed hereto as Exhibit “A”, and the Shareholder shall cause to be delivered to the Officer, by any transferee of the Shareholder that acquires Shares (in accordance with the provisions hereof), an irrevocable power of attorney in substantially the same form as that annexed hereto as Exhibit “A”.

4. Voting of Shares

The Officer shall be entitled to deliver to the chairman of any meeting of shareholders of the Company, a proxy or proxies executed by the Officer voting the Shares pursuant to the Power of Attorney, If the Officer delivers a proxy or proxies executed in accordance with the Power of Attorney before the commencement of any such meeting, such proxy shall revoke any proxies otherwise executed and delivered by or on behalf of the shareholder, or any other registered holder of the Shares in respect of such meeting. The Officer shall be further entitled to execute on behalf of the Shareholder pursuant to the Power of Attorney, any resolution or other instrument in writing to be executed by the voting shareholders of the Company, including any agreement among the shareholders of the Company, provided that the Power of Attorney shall not extend to amendments of this Agreement or to the Power of Attorney.

5. Subdivision, Consolidation, etc. of Shares

The provisions of this Agreement relating to the Shares shall apply mutatis mutandis to any securities into which the Shares or any of them may be converted or changed, to any securities of the Company resulting from a reclassification, subdivision or consolidation of any Shares, to any securities of the Company which are received by the Shareholder as a dividend in kind, and to any securities of the Company or of any successor body corporate which may be received by the Shareholder on an amalgamation, reorganization, merger or combination of the Company.

6. Agreement of Officer

The Officer agrees to act as the Officer pursuant to this Agreement and to undertake all acts required of the Officer pursuant to this Agreement.

7. Replacement of Officer

At any time and from time to time, the Officer may be replaced by resolution of the board of directors of the Company. Upon the replacement of the Officer in accordance with this Agreement, and the consent of such replacement to act as the Officer under this Agreement, such replacement will be deemed to be the Officer for all purposes of this Agreement.

7. General

This Agreement may be amended at any time by written instrument executed and delivered by each of the parties hereto. The parties hereto shall sign such further and other documents, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their votes and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement throughout the term of this Agreement. Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision. This Agreement and the terms hereof shall constitute the entire agreement between the parties hereto with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties hereto rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof. This Agreement terminates and supercedes any previous agreements between the parties hereto relating to the subject matter hereof, and for greater certainty, terminates and supercedes any previously existing service provider shareholder agreement between the Company and the undersigned Shareholder. If any article, section or portion of any section of this Agreement is determined to be unenforceable or invalid for any reason whatsoever, that unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this Agreement and such unenforceable or invalid article, section or portion thereof shall be deemed to be severed from the remainder of this Agreement. This Agreement shall enure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties; provided, however, that any party providing its signature in such manner shall promptly forward to the other party an original of the signed copy of this Agreement which was so faxed.

8. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

9. Independent Legal Advice

The Shareholder acknowledges that the Shareholder has either obtained independent legal advice with respect to the terms of this Agreement or that the Shareholder has, despite having been given the opportunity to do so, and appreciating the importance of so doing, declined to seek independent legal advice with respect to the terms of this Agreement; and the Shareholder understands the terms of, and such party’s rights and obligations under, this Agreement.

10. Rights Under Stock Option Plan

The terms of this Agreement are in addition to, and do not terminate or supercede, any rights or obligations of the Company or the Shareholder under the employee stock option plan of the Company, as amended from time to time.

11. Confidentiality of Financial Information

The Shareholder agrees at all times to maintain financial information in respect of the Corporation, disclosed to the Shareholder in consequence of his or her ownership of Shares, including annual financial statements, in strict confidence. The Shareholder agrees not to disclose any such financial information to any third party, other than professional advisors to the Shareholder who have been informed of the provisions hereof and who have undertaken an obligation of confidence, without first having received the consent of the Board. The obligations of confidence and non-disclosure contained herein shall continue in full force and effect following the termination of this Agreement, provided that nothing herein shall be construed to limit or amend confidentiality obligations otherwise applicable in law or by contract as between the Shareholder and the Corporation or to authorize disclosure that may otherwise be prohibited or restrained thereunder. The Shareholder acknowledges and agrees that this confidentiality obligations set forth herein are in addition to, and do not supercede, any of the Shareholder’s other confidentiality obligations to the Company pursuant to any other agreement between the Shareholder and the Company or otherwise in accordance with applicable law.

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IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written.

SIGNED, SEALED AND DELIVERED
in the presence of	) ) ) ) ) )

Witness	)	SHAREHOLDER (signature)
	) ) ) )	Print Name:

2CATALYZE, INC.

By:
Name:
Title:

Exhibit “A”

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT THAT:

WHEREAS the undersigned (the “Shareholder”) has entered into an agreement (the “Voting Trust Agreement”) dated as of                 , 201_ between the Shareholder and 2Catalyze, Inc. (the “Company”);

AND WHEREAS pursuant to the Voting Trust Agreement, the Shareholder has agreed to deliver a power of attorney to enable the Officer (as defined in the Voting Trust Agreement) to execute the voting rights attached to all securities in the capital of the Company currently owned by the Shareholder or which the Shareholder may from time to time own (collectively, the “Shares”);

NOW THEREFORE, in consideration of the premises and other valuable consideration, the Shareholder does hereby constitute and appoint the Officer as the true and lawful attorney for the Shareholder, and in the name, place and stead of the Shareholder, to (i) vote at and to execute and deliver any and all proxies relating to any meeting of shareholders of the Company, or any adjournments thereof, and (ii) to execute on behalf of the Shareholder, any resolution or other document, agreement or other instrument in writing to be executed by the shareholders of the Company (except any amendment to the Voting Trust Agreement or this power of attorney), with respect to the Shares.

The provisions of this Power of Attorney relating to the Shares shall apply, mutatis mutandis, to any shares or securities into which the Shares may be converted, exchanged, changed, reclassified, redesignated, subdivided or consolidated, any shares or securities which entitle the holder thereof to vote at any meeting of shareholders of the Company which may be distributed on the Shares as a stock dividend or otherwise and any shares or securities of the Company or of any successor corporation which may be received on or in respect of the Shares on a reorganization, amalgamation, consolidation or merger, statutory or otherwise.

This Power of Attorney shall be governed by and construed in accordance with the laws of the Province of Ontario. This Power of Attorney is not intended to be a continuing power of attorney within the meaning of and governed by the Substitute Decisions Act (Ontario), or any similar power of attorney under equivalent legislation in any of the provinces or territories of Canada (a “CPOA”). The execution of this Power of Attorney does not terminate any CPOA granted previously and this Power of Attorney is not terminated by the execution by the Shareholder in the future of a CPOA, and the Shareholder hereby agrees not to take any action that results in the termination of this Power of Attorney prior to the termination of the Voting Trust Agreement. Any proxy executed and delivered pursuant hereto relating to any meeting of shareholders or any adjournments thereof shall revoke any proxy otherwise executed and delivered by or on behalf of the Shareholder with respect to such meeting or any adjournments thereof, regardless of the respective dates thereof.

IN WITNESS WHEREOF the undersigned has executed this Power of Attorney as of the                      day of             , 201_.

SIGNED, SEALED AND DELIVERED in the presence of:	) )
) )
Witness	)	Shareholder (signature)
	) ) )	Print Name:

Witness